Exhibit 4.6
INDENTURE
In Mexico City, Federal District, on the                      day of                      two thousand seven, I                     , the holder of Public Notary’s Office Number                      for the Federal District, hereby evidence the ISSUE OF NON-REDEEMABLE ORDINARY INTEREST CERTIFICATES hereinafter “MAXCOM.CPO” (hereinafter, “CPOs”), granted by Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, hereinafter “Trustee” or “Issuer”, in an unilateral declaration of intent, herein represented by                                         , as Trust Delegate, with the appearance and conformity of Monex Casa de Bolsa, S.A. de C.V., Grupo Financiero Monex, hereinafter “Common Representative”, herein represented by                                         , to the effect of accepting office as Common Representative of CPO holders; also with the appearance of Comisión Nacional Bancaria y de Valores (“CNBV”), herein represented by José Antonio Bahena Morales, as Director General of Authorizations, in terms of the following Background, Recitals and Clauses:
BACKGROUND
     I. TRUST.
     On                           , two thousand seven, Maxcom Telecomunicaciones, S.A. de C.V. (hereinafter “Maxcom”), as trustor, established jointly with Issuer, as trustee, an Irrevocable Neutral Investment Trust number            (                    ) (the “Trust”) to the effect that Trustee, based in Maxcom shares contributed to such trust, may issue the CPOs referred to hereunder in terms and with characteristics identified by the Trust’s Technical Committee. Copy of which I attach hereto as Exhibit A.
     II. PROPERTY IN TRUST.
     Maxcom shares which were transferred in trust to Trustee, which will in principle serve as bases for this CPO indenture, are those comprising the Common Fund (as hereinafter defined) (“Shares in Trust”).
     III. MINUTES OF TRUST’S TECHNICAL COMMITTEE.
     Trust’s Technical Committee, in a meeting held on                      , two thousand seven, agreed, in terms with powers granted thereto in the Trust, perform this CPO issue (the “Issue”) of characteristics as mentioned in such Technical Committee’s Meeting Minutes, pertinent Clauses of which are herein literally inserted, copy of which I attach hereto as Exhibit B.
     IV. EXPERT OPINION.
     Nacional Financiera, S.N.C., issued expert opinion referred to under Article 228 h (two hundred twenty-eight, paragraph h) of the General Negotiable Instruments and Credit Transactions Law (Ley General de Títulos y Operaciones de Crédito — LGTOC), to the effect of allowing Nacional Financiera, S.N.C. to establish the entire value of Issue based on value of Maxcom shares covering CPOs issued. Copy of which I attach hereto as Exhibit C.

     VII. BANCO DE MÉXICO AUTHORIZATION.
     By means of official instrument number                      (                    ) dated                           , two thousand seven, Banco de México excepted the Trust from its investment regime as foreseen under item 2.8 (two point eight) of its Circular 1/2005 (one slash two thousand five), which after comparison against original is attached hereto under Letter D and is deemed as if entirely literally reproduced for any and all legal effects.
     VIII. DEPARTMENT OF ECONOMY AUTHORIZATION.
     By means of official instrument number 315.07.D.G.I.E.___ dated September 28, 2007, the Department of Economy, through the General Direction of Foreign Investment, authorized the establishment of a neutral investment trust the assets of which would be integrated by Maxcom capital stock Series A shares (“Foreign Investment Authorization”), copy of which I attach hereto as Exhibit E.
     IX. COMMUNICATION TO COMISIÓN NACIONAL BANCARIA Y DE VALORES.
     Trustee filed writing requesting CNBV’S approval to the CPO Issue, copy of which I attach hereto as Exhibit F.
     X. COMISIÓN NACIONAL BANCARIA Y DE VALORES APPROVAL.
     CNBV issued its approval to CPO Issue referred to hereunder, copy of which I attach hereto as Exhibit G.
RECITALS
     A. ISSUER’S REPRESENTATIVE RECITALS.
     I. CAPACITY. Juan Manuel Altamirano Leon , trust delegate of Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, evidences the legal existence of his principal and the capacity with which he acts by reproducing certified copy of pertinent background section attached hereto as Exhibit H.
     II. REPRESENTATION. His principal is a national credit corporation, development banking institution of Mexican nationality, duly established and existing and authorized to operate as development bank institution in terms of the Organic Law of Nacional Financiera and the Credit Institutions Law (Ley de Instituciones de Crédito), and act as trustee in trusts issuers of non-redeemable ordinary interest certificates. Issuer’s corporate domicile is at Mexico City, Federal District, and its main offices are domiciled at                                                             .
     III. POWERS. His principal is vested with capacity to execute this Indenture which does not contravene the terms of the Trust.
     B. RECITALS OF COMISIÓN NACIONAL BANCARIA Y DE VALORES’ REPRESENTATIVE.

     I. REPRESENTATION. CNBV’S representative recites that he is the General Director of Authorizations of such Commission, as evidenced by means of document attached hereto as Exhibit I.
     C. COMMON REPRESENTATIVE’S RECITALS.
     I. CAPACITY AND REPRESENTATION. Common Representative evidences due incorporation and legal existence of his principal, as well as his capacity by reproducing certified copy of pertinent background section attached hereto as Exhibit J.
     II. APPOINTMENT. Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, was appointed as common representative of holders of CPOs issued under this Issue.
     III. POWERS. Common Representative is vested with capacity to execute this Indenture which does not contravene any legal or contractual provision applicable thereto.
     IV. VERIFICATIONS. In order to satisfy that provided for under Article 228 m (two hundred twenty-eight, paragraph m), Fraction XI (eleven), and Article 228 r (two hundred twenty-eight, paragraph r) of the LGTOC, Common Representative has verified:
1.	establishment of Trust; and

2.	the existence of the Trust assets referred to in the expert opinion attached hereto as Exhibit K, as well as the authenticity of such expert opinion.
     V. DEFINED TERMS. Capitalized terms contained in this CPOs Indenture, not otherwise defined, will have the meaning ascribed thereto in the Trust unless otherwise agreed.
     IN VIRTUE WHEREOF, Trustee performs this Issue in terms with the following:
CLAUSES
     ONE. Issue. Issuer, by unilateral declaration of intent and to attain the Purposes of the Trust and as per instructions issued by Trust’s Technical Committee, issues a total number of                      (                    ) non-redeemable ordinary interest certificates, with a par value of $                     (                     Pesos) each, Issue’s total par value amounting to $                     (                     Pesos), which values are exclusively established for the purposes described under Article 228 m (two hundred twenty-eight, paragraph m) of the LGTOC.
     Trustee may increase the number of CPOs under the Issue in order to acknowledge CPOs proceeds or yield (or underlying values thereof) produced or any other event affecting Shares, in terms with paragraph a), Article 228 a (two hundred twenty-eight, paragraph a) of LGTOC, when such proceeds, yield or events have as a consequence an increase to Maxcom shares part of the Trust Assets based of the Issue and that the increase in turn is based in the following assumptions:

ONE.	An increase to Maxcom capital stock by dividend capitalization or payment thereof by delivery of Maxcom capital stock Series A shares or any other similar event affecting the Shares.

TWO.	Maxcom capital stock increase in which Trustee has undersigned and paid, as per CPO holders’ instructions and in exercise of preemptive right established under Article 132 (one hundred thirty-two) of the General Business Corporation Law or any similar right.

Under such assumptions, Trustee must adhere to the terms of the following procedure:
(A)	An Institution with capacity in terms with LGTOC will issue an expert opinion on new shares that may be incorporated into the Issue’s Common Fund.

(B)	Trustee, based on such expert opinion, will request CNBV’S authorization to increase the number of CPOs under the Issue and, if applicable, Maxcom will request to CNBV the restatement of share and CPOs entry in the National Securities Registry (Registro Nacional de Valores – RNV).

(C)	Trustee, with the appearance of CNBV and Common Representative, by unilateral declaration of intent granted before public notary, will exclusively amend Clause One of this indenture to evidence a new number of CPOs to be issued, considering the increase as a result applicable to pertinent assumption, whether Item ONE or TWO above, without need to hold a general CPO holders’ meeting since CPO holders’ right will suffer no decrease whatsoever.

(D)	Trustee will replace sole certificate or certificates representing CPOs by a new or a number of new certificates reflecting new number of CPOs issued. All the prior certificates will be cancelled and new certificate or certificates will be deposited with Indeval.

(E)	CPOs issued will each invariably represent a Maxcom capital stock Series A share, subject to terms and conditions established under Clause Four of this Indenture.

(F)	Common Representative will publish a notice restating the number of CPOs to be issued.
THREE.	Regarding a share increase by virtue of a split-off or by any similar event resulting from any corporate act, Issuer will exchange certificates previously deposited with Indeval, by new certificates, entering the pertinent number of CPOs in function of shares split-off. In order to enter new CPOs number, the one previously issued will be multiplied times the same factor used on Shares, having to grant notice to

CNBV.	The above without detriment of Maxcom’s obligation to request to CNBV the restate share and CPOs entry in RNV for each pertinent event.
     In the extent required, Issuer with the appearance of CNBV and the Common Representative, by unilateral declaration of intent granted before public notary, will exclusively amend Clause One of this Indenture to evidence the new number of CPOs issued, in the understanding that the expert opinion referred to under paragraph (A) immediately above will be required; CPO Holders’ consent will not be required to give effect to this amendment in virtue that their rights will remain safe without suffering any detriment whatsoever.
     TWO. Common Fund. Common fund (“Common Fund”) of this Issue is constituted by:
(i)	Maxcom capital stock Series A shares contributed to the Trust equity, the value of which was established in expert opinion drafted to such effect in terms of Article 228 h (two hundred twenty-eight, paragraph h) of LGTOC.

(ii)	All other Maxcom capital stock series A shares which, as applicable, such trust may receive from other Maxcom shareholders for exchange by CPOs issued by Trustee, in accordance with terms and conditions established in the Trust. As of the date of this Indenture and without detriment of any future increases, Shares that may be incorporated into the Common Fund of this Issue amount to ( ).

Trustee will integrate into the Issue’s Common Fund Maxcom capital stock series A shares, that Adhering Trustors may contribute at any time during the effective term of the Trust.

(iii)	Shares subscribed by Trustee prorate number of series A registered shares without par value representing Maxcom paid up capital stock held thereby as consequence of capital increases by new contributions ordered by Maxcom shareholders’ meeting, provided trustee receives on due time from CPO holders any and all required funds.

(iv)	By shares received by Trustee prorate the number of series A registered shares without par value, representing Maxcom paid up capital stock held thereby as consequence of a capital increase by virtue of capital premium capitalization and profits and other stockholder’s equity items legally susceptible to be capitalized, as decreed by Maxcom shareholders’ meeting.

(v)	By shares received by Issuer as consequence of payment of dividends payable on Maxcom capital stock Series A shares.

(vi)	By any other series A shares received by Maxcom otherwise.

THREE.	Date of Issue.

CPOs date of Issue will be                      2007.
FOUR. CPOs Characteristics.
CPOs will have the following characteristics:
(A)	they will be negotiable instruments and they will have a sentence specifying that they are non-redeemable ordinary interest certificates and the name “MAXCOM.CPO”;

(B)	they will be registered certificates;

(C)	they will be non-redeemable;

(D)	for the purposes described under Article 228, paragraph m (two hundred twenty-eight m), of the LGTOC, they will contain a statement of their par value;

(E)	in terms of Article 228, paragraph k (two hundred twenty-eight k) of LGTOC, Trustee is not bound to pay CPOs par value to their holders;

(F)	they will have no guaranteed fixed yield whatsoever;

(G)	they will confer to their holders rights consigned under Clause Six and Seven hereinbelow;

(H)	they will satisfy all other requirements and statements referred to under Article 228 n (two hundred twenty-eight paragraph n) of the LGTOC;

(I)	CPOs will be entered in RNV of CNBV. CPOs are to be acquired by Mexican and foreign investors in terms with that established under the Foreign Investment Law (Ley de Inversión Extranjera) and its Regulations, in terms of official instrument number ___ dated ___, issued by the Department of the Economy referred to in the Background of this instrument;

(J)	CPOs will be issued based on the Issue’s Common Fund by reason of three (3) series A shares representing Maxcom capital stock contributed to the Trust by one (1) CPO the Trustee is to deliver, for up to the amount established under paragraph one of Clause One hereof.
     Trustee may absolutely not have a larger number of CPOs outstanding than the number of Maxcom shares in trust in above referred to Trust which has become part of Common Fund of this Issue.
     FIVE. CPO Certificates.
     CPOs issued hereunder will be covered by one or several certificates which may be deposited with Indeval, in terms and for the purposes provided for under Article 282 (two hundred eighty-two), 283 (two hundred eighty-three), 290 (two hundred ninety) and all other relative articles of the Securities Exchange Law (Ley del Mercado de Valores), and in such event CPO Holders will evidence their rights in terms with that established under Article 290 (two hundred ninety) and all other relative articles of the securities exchange law.
     SIX. Rights of Holders.
     CPO Holders will have the following rights:
     (A) To the indivisible portion of dividends and any other distributions of any other nature corresponding to Shares in Trust integrating Common Fund of this Issue, in accordance and in terms resolved by Maxcom’s general shareholders’ meeting.
     (B) When allowed, depending on holder’s nationality, order Trustee the sense the voting right corresponding to Shares in Trust underlying their pertinent CPOs is to be exercised, in terms and subject to limits established under Clause Seven hereinbelow and in compliance with that established in Trust.
     (c) Through Trustee, upon subscription and payment of capital increases decreed by Maxcom in exercise of preemptive rights to which Maxcom may be entitled, when applicable.
     (D) Upon extinction or advanced termination of Trust, as applicable, upon receiving from Trustee Shares or proceeds from Share disposal corresponding thereto in terms with that established under Clause Sixteen of the Trust.
     (E) Any other right resulting from the Trust, applicable laws or inherent to its holding of CPOs.
     (F) Withdraw the underlying Shares at any time if: (1) Maxcom’s bylaws allow such withdrawal, (2) Maxcom consents such withdrawal and (3) the provisions regarding foreign investment ownership and vote, as stipulated by the LIE, are not breached by such withdrawal. Upon such withdrawal the holder shall directly hold the Shares.
SEVEN. Corporate Rights.

1.	Mexican Investors who hold CPOs may instruct the Trustee in writing to grant power of attorney to the person that each nominates, so said person or persons may exercise the right to vote for the underlying Shares in Trust of the CPOs of which they are holders, in accordance with the instructions received directly from the holder, or in order for the Trustee to vote the Shares, in accordance with such instructions.

The instructions referred to in the preceding paragraph must (i) be accompanied by an official means or identification (passport or voter’s identity card or any other means acceptable to the Trustee) for individuals, or the relevant legal documents (corporate bylaws, with foreigners’ exclusion clause or a certification of the secretary of the corporation to the effect that the majority of the ordinary shares that represent the capital stock of said corporation are held by Mexican Investors, or any other means acceptable to the Trustee), in order to prove that they are Mexican Investors; (ii) deliver these documents to the Trustee in writing at least 3 (three) business days before the deadline for obtaining the admission pass necessary to attend the respective meeting, in accordance with the corporate bylaws of Maxcom and applicable legislation, and (iii) provide the Trustee any other documents needed in accordance with applicable legislation. Any instructions received after the period set in this Clause shall remain null and void.
Within the period of 3 (three) business days referred to, the Trustee shall grant the powers of attorney and arrange for the issue of the certificates needed to legally authorize the holder of the CPOs in question, and his/her representation at the respective shareholders’ meeting, or to directly vote the relevant Shares in Trust.

If Mexican Investors do not give the Trustee instructions regarding granting powers of attorney to the person or persons referred to within the time mentioned or regarding voting of relevant Shares in Trust by the Trustee, the Trustee must exercise its voting right for the underlying Shares in Trust of the CPOs of which said Mexican Investors are holders, in the same sense in which the majority of the Shares voted in the respective meeting. Said voting right shall be exercised by Trustee, through the person or persons that the Technical Committee appoints with at least two (2) days in advance to the date the respective meeting will be held, regarding who the necessary powers-of-attorney will be granted in accordance with applicable law or, in the event the Technical Committee does not issue any instructions, by the person Trustee deems convenient.

2.	Foreign Investors who hold the CPOs may instruct the Trustee to exercise the right to vote directly, through an attorney-in-fact that the Trustee appoints to such end, regarding the underlying Shares in Trust of the CPOs that they hold, in relation to any of the following matters put to the vote at an extraordinary general shareholders’ meeting of Maxcom:
(1)	change of nationality of Maxcom;

(2)	transformation of Maxcom;

(3)	merger of Maxcom with any other person, if Maxcom is not the acquiring corporation;

(4)	cancellation of entry of shares or instruments that represent the shares of Maxcom or the CPOs in the stock exchange in which they are registered;

(5)	amendments to corporate bylaws that adversely affect the minority rights established therein.
Likewise, Foreign Investors holders of CPOs may instruct the Trustee to exercise the voting right directly, through an assignee therefore appointed by the Trustee, regarding the Shares in Trust underlying the CPOs held by them, in the event of appointment of Maxcom’s managers, provided, that Foreign Investors have the right to appoint one (1) manager per each ten percent (10%) block of Shares in Trust underlying the CPOs held by them; provided, however, that this right may only be exercised if the majority of the managers of Maxcom are appointed by Mexican Investors.
The instructions referred to in the preceding paragraphs must (i) be accompanied by an official means or identification (passport or any other means acceptable to the Trustee) for individuals, or the relevant legal documents (corporate bylaws in effect, the articles of incorporation or a certification of the secretary of the corporation to the effect that the majority of the ordinary shares that represent the capital stock of said corporation are held by Mexican Investors, or any other means acceptable to the Trustee); (ii) deliver these documents to the Trustee in writing at least 3 (three) business days before the deadline for obtaining the admission pass necessary to attend the respective general extraordinary meeting, in accordance with the corporate bylaws of Maxcom and applicable legislation, and (iii) provide the Trustee any other documents needed in accordance with applicable legislation. Any instructions received after the period set in this Clause shall remain null and void.

Within the period of 3 (three) business days referred to, the Trustee shall grant the powers of attorney to the persons it deems suitable in order to vote the Shares at the respective shareholders’ meeting of Maxcom.

Foreign Investors shall not have any voting rights regarding matters different from those indicated in the first two (2) paragraphs of this paragraph 2, for which purposes Trustee shall grant a power of attorney in favor of the person or persons indicated by the Technical Committee with at least 2 (two) days in advance to the date in which such meetings will be held, in order for such attorney or attorneys-in-fact to exercise their right, systematically voting in the same sense in which the majority of the Shares are voted in the respective meeting; provided, however, if Trustee does not receive instructions by the Technical Committee, it shall vote or cause the vote of the Shares in Trust in the same sense in which the majority of the Shares are voted in the respective meeting.

In the event the Foreign Investors have not instructed the Trustee regarding the exercise of the voting rights of the Shares in Trust underlying the respective CPOs, in the event such holders had the right, Trustee shall exercise the voting right corresponding to the Shares in Trust underlying the CPOs of which the Foreign Investors are holders, in the same sense in which the majority of the Shares are voted in the corresponding meeting. The aforementioned voting right shall be exercised by Trustee, through the person or persons that the Technical Committee appoints with at least two (2) days in advance to the date on which the respective meeting will be held, in favor of who Trustee shall grant powers of attorney that are necessary in accordance with applicable law o, in the event the Technical Committee does not issue any instructions, by the person Trustee deems convenient.

Besides exercise of the rights to vote corresponding to the Shares in Trust pursuant to subsections 1 and 2 above, the holders of CPOs, whether Mexican of Foreign Investors, may provide the Trustee written instruction so that the Trustee exercises the minority rights and other applicable rights of the Shares in Trust underlying the CPOs of which they are holders, in accordance with applicable legislation and the corporate bylaws of Maxcom, and providing the Trustee the sums and other resources it needs to do so.
With regard to exercising the rights originating from or related to the Shares in Trust that are subject or referred to a specific percentage of the capital stock of Maxcom, in accordance with applicable legislation, the Trustee must take into account for such purpose the percentage represented by the underlying Shares in Trust of the CPOs of the holder or holders of CPOs that wish to exercise said rights with regard to all the Shares in circulation that represent the capital stock of Maxcom.
     As the CPOs shall be quoted on stock markets, the Trustee must assure itself of the nationality of holders, in accordance with the provisions of this Clause, before issuing the respective proxy or powers of attorney, on the understanding that for the purposes of the Trust and, specifically, Clause Eleven, the CPOs that form part of any certificate or instrument issued by any depositary, trustee or foreign, including ADSs or American Depositary Receipts (ADRs), shall be assumed as the property of the Foreign Investors and, therefore, they shall only be entitled to instruct how the underlying shares of the CPOs should vote, in accordance with paragraph 2 (two) of this Clause, unless the holders of such CPOs have authentically evidenced their Mexican nationality in accordance with Clause Eleventh, Maxcom’s bylaws and the applicable legislation.
     The Trustee shall not be liable for how the attorneys-in-fact vote, nor for their absence from the meetings of Maxcom.
     EIGHT. Meetings. General CPO Holders’ meetings will be held in terms with that provided for in Articles 218 (two hundred eighteen), 219 (two hundred nineteen), 220 (two hundred twenty), 221 (two hundred twenty-one) and 228, paragraph s (two hundred twenty-eight, paragraph s) of LGTOC and in terms with that foreseen in Trust and by all other applicable provisions of LGTOC, as well as by the following provisions:
     (a) CPO Holders’ meetings will represent them all and will meet at any time called by Common Representative.
     Any CPOs holder or group of CPO Holders representing at least 10% (ten percent) of CPOs outstanding may request to Common Representative to call to hold a meeting, specifying in their request items to be dealt at such meeting. Common Representative is to issue call to the effect that meeting is held within 20 (twenty) days as from the date the request is delivered thereto. Common Representative’s failure to comply with such obligation will result in that a Judge of first instance at the Trustee’s domicile, at the request of CPO Holders, is to issue call for the holding of a meeting.
     (b) CPO Holders’ meeting call will be published in the Official Gazette of the Federation and in any of broadest circulation newspapers at Trustee’s domicile, at least 10 (ten) days in advance to the date the meeting is to be held. The call must contain items to be dealt with at the meeting.

     (c) Except that provided for in the following paragraph, to the effect that CPO Holders’ meeting be deemed as legally convened by virtue of fist call, holders of at least one half plus one of this Issue’s CPOs outstanding must be therein represented and in second or subsequent call, meeting will be deemed as legally convened notwithstanding the number of CPOs therein represented. Resolutions adopted will be valid when approved by holders representing majority of CPOs represented at the meeting.
     (d) In those cases identified hereinbelow, to the effect that the CPO Holders’ meeting of an Issue be legally convened by virtue of first call, holders of at least 75% (seventy-five percent) of this Issue’s CPOs outstanding must be represented and in second or further calls, meeting will be deemed as legally installed notwithstanding the number of CPOs therein represented. Resolutions adopted will be valid when approved by one half plus one of votes corresponding to the entirety of CPO Holders:
     (i) when revoking appointment of Common Representative;
     (ii) when a new Common Representative is to be appointed; and
     (iii) when rights corresponding to CPO Holders regarding Shares or otherwise are to be affected or CPO Holders’ voting rights are to be limited.
     (e) In order to attend at meetings, holders must evidence their holding in terms with that identified in the Security Exchange Market by reproducing pertinent document at the place appointed in the CPO Holders’ meeting call not later than the day in advance to the date of its holding. Holders may be represented at the Meeting by attorney-in-fact as evidenced by simple proxy.
     (f) The meeting will be chaired by Common Representative and holders will be entitled to cast as many votes corresponding thereto by virtue of CPOs held thereby, counting one vote per CPO issued.
     (g) CPO Holders that in a certain transaction hold an interest in their own account or in the account of third party contrary to Trustee or to all other holders, must refrain from participating in all discussion or voting regarding such transaction.
     NINE. Acceptance and Obligations of Common Representative. Monex Casa de Bolsa, S.A. de C.V., Grupo Financiero Monex, through its representative, agrees to act as Common Representative of holders. Common Representative assumes rights and obligations deriving herein, Trust subject matter of this Issue and LGTOC, to which the existence of Trust Assets has been evidenced, as well as the authenticity of the expert opinion drafted by Nacional Financiera, S.N.C., authorizing with its signature CPOs issued by this Indenture.
     Common Representative of this Issue’s holders will have, in addition to those powers and obligations inherent thereto in accordance with applicable legal provisions, the following powers and obligations:
(a)	review, at any time, the status kept of the Issue’s Common Fund;

(b)	verify due establishment and terms of Trust;

(b)	verify existence of Shares delivered intro the Trust;

(c)	authenticate with its signature certificates representing CPOs;

(d)	exercise rights of CPO Holders regarding payment of any dividend or distribution of any nature to which they may be entitled;

(e)	request Maxcom, to CPO Holders and Trustee any information reasonably necessary to perform with obligations deriving from its office;

(f)	verify due performance with the obligations contained in Trust and in this Indenture;

(g)	call and chair general CPO Holders’ meetings;

(h)	keep any and all notices and reports Trustee remits thereto and maintain them available to CPO Holders of this Issue;

(i)	survey CPO Holders’ interests and their rights deriving from this Indenture, the Trust and applicable laws are complied with;

(j)	perform any act required in order to protect rights, shares or funds of CPO Holders;

(k)	execute resolutions adopted by general CPO Holders’ meetings.
     To the effect that Common Representative may perform with powers and obligations under its charge, Maxcom, CPO Holders and Trustee, must provide to Common Representative or to persons appointed thereby information reasonably required thereto in terms with applicable laws; in the understanding, however, that Common Representative will maintain such information in confidentiality, except there is obligation of disclosure in terms of applicable laws or by court order or by express authorization from the party delivering information thereto.
     CPO Holders, by means of resolution adopted at general CPO Holders’ meeting (subject to that provided for under LGTOC), may revoke Common Representative’s appointment and appoint a new alternate common representative.
     TEN. Common Representative Fees. Common Representative will earn the fees agreed with Maxcom in a separate agreement; such fees will be payable by Maxcom.
     ELEVEN. Trustee’s Fees. Issuer will charge as fees the amounts identified in the Trust, which will be paid by Maxcom. Furthermore, Maxcom will pay any and all expenses, rights and fees related with the granting, cancellation and entry of this Issue in terms of the Trust.

     TWELVE. Indeval’s Fees. Maxcom will pay fees generated by deposit and management of CPOs deposited in Indeval.
     THIRTEEN. Amendments. This Indenture may not be amended, except with prior authorization of CNBV, in terms of Article 228 o (two hundred twenty-eight, paragraph o) of the LGTOC.
     FOURTEEN. Term. The effective term of CPOs will be the effective term of the Trust.
     In the event the Trust were extinguished, Trustee will proceed in terms with that provided for to such effect under Clause Sixteen of the Trust.
     FIFTEEN. Notices. In terms of Article 228 m (two hundred twenty-eight, paragraph m) of the LGTOC, Trustee and placer brokers placing amongst the investor public CPOs, initially and at any subsequent placement, will insert in notice or pertinent propaganda data mentioned in such section.
     SIXTEEN. Prevalence. For the particular effects of this Issue, persons subsequently acquiring CPOs, by such mere act, will be subject to that provided for in this Indenture and in the Trust.
     Furthermore, foreign legal entities, foreign individuals, foreign economic units without legal personality, Mexican companies controlled by foreign capital and immigrants related with any center of foreign economic decision, for the sole fact of having acquired and holding CPOs will be understood that they agree with Mexican Government before the Department of Foreign Affairs, to be deemed as Mexicans regarding CPOs acquired thereby and those to be held thereby and agree, by merely acquiring and holding such CPOs in not to invoke protection of their Governments under penalty in the contrary event of forfeiting CPOs holding in question in the benefit of the Mexican Nation.
     SEVENTEEN. Laws and Courts. For construction, execution and performance of this Indenture, the LGTOC, banking, stock and commercial laws and uses of Mexico will be applied, to which the parties and CPO Holders expressly submit to competent federal courts with jurisdiction in Mexico City, Federal District, the former waiving and the latter will be understood as having waived by simply acquiring CPOs, to any other forum that may correspond thereto by virtue of their current or future domiciles or by any other reason.
     EIGHTEEN. Supplementary Provisions. Any matter not specifically foreseen in this Indenture will be subject to the provisions of Trust and the applicable laws.